Exhibit 99.1

Encana delivers strong finish to 2017; innovation, execution and efficiency set the stage for self-funded growth in 2018

Calgary, Alberta (January 9, 2018) TSX, NYSE: ECA

Encana delivered strong performance through the fourth quarter of 2017 to close another year successfully executing its strategy, delivering significant oil and condensate growth and driving additional efficiency gains. Supported by the strong finish to 2017, the company is firmly on track to meet or exceed the targets in the five-year plan shared at its Investor Day in October 2017.

Driven by its focus on innovation and execution efficiency, Encana’s core assets delivered production growth of approximately 31 percent from the fourth quarter of 2016 to the fourth quarter of 2017. This growth significantly exceeds the company’s original target of greater than 20 percent and is above the top end of its revised 25 to 30 percent guidance range. Encana accomplished this growth with a capital investment of approximately $1.8 billion.

“Consistent with our plan, we delivered a strong finish to 2017,” said Doug Suttles, Encana President & CEO. “We have established a powerful track record of meeting and beating our targets, continuously driving efficiency and capital discipline. We are positioned to deliver significant value growth in 2018 while funding our capital program from corporate cash flows.”

The company expects its 2018 capital program will be similar to 2017 with modest allocation adjustments to optimize delivery. Encana plans to invest virtually all its anticipated 2018 capital in its core assets, with around 70 percent directed to the Permian and Montney. The company anticipates between 25 to 35 percent production growth from its core assets from the fourth quarter of 2017 to the fourth quarter of 2018, with significant oil and condensate growth in the second half of the year.

Encana’s large-scale cube development model continues to maximize returns and resource recovery from its stacked, unconventional reservoirs. This development approach also maximizes capital efficiency. Cube development and enhanced completion designs delivered strong performance in the Permian where fourth quarter production exceeded 80,000 barrels of oil equivalent per day (BOE/d), well ahead of the company’s target of 75,000 BOE/d.

In the Montney, liquids production more than doubled from the fourth quarter of 2016 to the fourth quarter of 2017 driven by a focus on condensate rich wells and the early start-up of the Tower, Saturn and Sunrise processing plants. In 2018, Encana expects to grow its liquids production as it fills capacity at the new plants and completes two additional liquids hubs in the second half of the year. Encana has minimized its exposure to AECO pricing through a focus on growing condensate production and diversifying market access. Overall, approximately four percent of expected total 2018 revenue is exposed to AECO pricing.

In the fourth quarter, Encana further focused its portfolio with the sale of most of its Wheatland assets in south central Alberta. These assets consisted of approximately 520,000 net acres and approximately 4,750 gas wells. In 2017, Encana’s production from the assets was approximately 60 million cubic feet per day (MMcf/d) of natural gas.

The company plans to issue 2018 guidance along with its 2017 fourth quarter and year-end results on February 15, 2018.

Encana Corporation

Encana is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids (NGLs)

and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

ADVISORY REGARDING NON-GAAP MEASURES

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. For additional information regarding non-GAAP measures, including reconciliations, see the Company’s website and Encana’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K as filed on SEDAR and EDGAR.

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Non-GAAP Cash Flow is a non-GAAP measure defined as cash from operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets.

ADVISORY REGARDING OIL AND GAS INFORMATION—The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS—This news release contains forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: ability to meet or exceed targets in five-year plan; increased efficiency and capital discipline; anticipated capital program, source of funding and allocation thereof; projected production and value growth, commodity composition and revenue; benefits of cube development; timing of infrastructure; exposure to AECO pricing; and timing for issuance of guidance.

Readers are cautioned against unduly relying on FLS which involve assumptions, risks and uncertainties that may cause FLS not to occur or results to differ materially. These assumptions include: future commodity prices; assumptions contained in corporate guidance and five-year plan; results from innovations; access to transportation and processing facilities; assumed tax, royalty and regulatory regimes; and expectations and projections made in light of Encana’s historical experience and its perception of historical trends. Risks and uncertainties include: commodity price volatility; ability to secure adequate transportation and potential curtailments; delays in infrastructure construction; unexpected technical difficulties; access to sources of liquidity; failure to achieve efficiency initiatives; and other risks and uncertainties impacting Encana’s business, as described in its Annual Report on Form 10-K and from time to time in other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by FLS are reasonable, there can be no assurance FLS will prove to be correct. Readers are cautioned that the above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. The FLS contained herein are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: Corey Code Vice-President, Investor Relations (403) 645-4606 Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252	Media contact: Simon Scott Vice-President, Communications (403) 645-2526 Jay Averill Director, Media Relations (403) 645-4747
SOURCE: Encana Corporation